Exhibit 99.1

        Semtech Requests Hearing in Response to Nasdaq Delisting Notice

     CAMARILLO, Calif.--(BUSINESS WIRE)--June 20, 2006--Semtech Corporation (Nasdaq:SMTC) announced today that it received a Staff Determination letter from the Nasdaq Stock Market on June 15, 2006 indicating that the Company's securities are subject to delisting from The Nasdaq National Market because the Company has not yet filed its Form 10-Q for the fiscal quarter ended April 30, 2006 and is therefore not in compliance with the continued listing standard in Nasdaq Marketplace Rule 4310(c)(14). The Company has requested a hearing before a Nasdaq Listing Qualifications Panel ("Panel") to review the Staff Determination. The hearing request will stay delisting pending the Panel's decision. There can be no assurance, however, that the Panel will grant the Company's request or that the Company's stock will not be delisted.
     As previously reported, the Company is engaged in an internal review of its stock option practices in light of an informal SEC inquiry and will file its Form 10-Q as soon as practicable after completion of its internal review.

     About Semtech

     Semtech Corporation is a leading supplier of analog and mixed-signal semiconductors used in a wide range of computer, industrial and communication applications.

     Forward-Looking and Cautionary Statements

     This release contains "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are statements other than historical information or statements of current condition and relate to matters such as our plans, objectives and expectations. Some forward-looking statements may be identified by use of terms such as "expects," "anticipates," "intends," "estimates," "believes," "projects," "should," "will," "plans" and similar words. Forward-looking statements should not be regarded as representations by the Company that its objectives or plans will be achieved. The Company assumes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
     Forward-looking statements should be considered in conjunction with the cautionary statements contained in the "Risk Factors" section and elsewhere in the Company's Annual Report on Form 10-K for the fiscal year ended January 29, 2006, in the Company's other filings with the SEC, and in material incorporated therein by reference. In addition, there are a number of risks associated with the matters discussed in this press release. We can not predict the actions or decisions of the Panel; the outcome of the SEC inquiry, the internal investigation, or any other lawsuit or other proceeding related to the Company's stock option practices. Under certain circumstances, we could be required to restate financial statements for prior periods. We could also be subjected to other lawsuits and could become the subject of other regulatory investigations in addition to those now underway. Dealing with the matters described in this press release could divert management's attention from our operations. Our current and former officers and directors could seek indemnification or advancement or reimbursement of expenses from us, including attorneys' fees, with respect to current or future proceedings related to our stock option practices. These events could adversely affect our business and the price of our common stock.


     CONTACT: Semtech Corporation
              John Baumann, 805-480-2010 (Investor Relations)